STEPP LAW GROUP
A PROFESSIONAL CORPORATION
32 Executive Park, Suite 105
Irvine, California 92614-6742
Telephone: 949.660.9700
Facsimile: 949.660.9010

May 13, 2004

Zomex Distribution, Inc.
5205 Buchanan Road
Peachland, British Columbia, Canada, VOH 1X1
Attn: The Board of Directors

     Re: Amendment No. 6 to Registration Statement on Form SB-2

Gentlemen:

We have acted as counsel to Zomex Distribution, Inc., a Nevada corporation (the "Company"), and in such capacity have examined Amendment No. 6 to the Registration Statement on Form SB-2 ("Registration Statement") to be filed with the Securities and Exchange Commission ("Commission") by the Company in connection with the registration pursuant to the Securities Act of 1933, as amended ("Act"), of 424,990 shares of issued and outstanding common stock of the Company held by a certain selling security holder ("Shares"). In rendering the following opinion, we have examined and relied upon the following documents described below. In our examination, we have assumed (i) the genuineness of all signatures; (ii) the authenticity, accuracy and completeness of the documents submitted to us as originals; and (iii) conformity with the original documents of all documents submitted to us as copies. Our examination was limited to the following documents and no others:

1.   The Articles of Incorporation of the Company;
2.   The Bylaws of the Company, as amended to date;
3. Resolutions adopted by the Board of Directors of the Company authorizing the issuance of the Shares; and
4.   The Registration Statement.

We have not undertaken, and shall not undertake, any independent investigation in addition to those documents or to verify the adequacy or accuracy of those documents. Based upon the foregoing, and relying solely thereon, it is our opinion that the Shares are duly authorized, validly issued, and non-assessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of Nevada. This opinion is limited to the all applicable provisions of the Nevada Revised Statutes, all applicable provisions of the Nevada Constitution and to the judicial interpretations thereof and to the facts

Zomex Distribution, Inc.
May 13, 2004
Page 2


represented to us, upon which this opinion is based, as we believe those facts to exist currently. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or those facts.

Nothing in this opinion shall be deemed to relate to or constitute an opinion concerning any matters not specified in or contemplated by this letter.

We express no opinion as to compliance with the laws of any jurisdiction in which the Shares may be offered and sold and as to the effect, if any, which non-compliance with those laws might have.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required pursuant to Section 7 of the Act or the rules and regulations of the Commission pursuant thereto.

The Company is hereby advised, urged, and encouraged to retain counsel in each jurisdiction outside the United States in which the Shares may be offered and sold regarding compliance with the laws of such jurisdiction.

This opinion is as of the date of this letter.

Sincerely,

STEPP LAW GROUP


/s/ Thomas E. Stepp, Jr.

By: Thomas E. Stepp, Jr.